UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 19, 2007 (March 19, 2007)

St. Mary Land & Exploration Company

(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1776 Lincoln Street, Suite 700, Denver, Colorado 80203

(Address of principal executive offices)                      (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

In connection with the previously reported notice by St. Mary Land & Exploration Company (the “Company”) of the Company’s call for redemption of its $100.0 million in 5.75 percent Senior Convertible Notes due 2022 (the “Notes”), holders of the Notes had the right, at any time at or prior to the close of business on March 16, 2007, to convert the Notes into shares of the Company’s common stock at a conversion price of $13.00 per share. As of the close of business on March 16, 2007, 100 percent of the holders of the Notes had converted the Notes into shares of common stock. The conversion resulted in the issuance of a total of 7,692,295 shares of common stock. Following the conversion, there were 62,725,470 shares of common stock outstanding, net of treasury stock.

The shares of the Company’s common stock were issued solely to former holders of the Notes upon conversion of the Notes pursuant to the exemption from registration provided under Section 3(a)(9) of the Securities Act of 1933. Such exemption is available since the shares were exchanged by the Company with its existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.

On March 19, 2007, the Company issued a press release announcing the conversion of the Notes. A copy of that press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed as part of this report:

Exhibit 99.1	Press release, dated March 19, 2007, issued by St. Mary Land & Exploration Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. MARY LAND & EXPLORATION COMPANY

Date: March 19, 2007	By:	/s/ DAVID W. HONEYFIELD
David W. Honeyfield
Senior Vice President – Chief Financial Officer, Treasurer
and Secretary